FOR IMMEDIATE RELEASE

Jim Squires named chairman of Norfolk Southern board of directors

NORFOLK, Va., Sept. 22, 2015 – Norfolk Southern (NYSE: NSC) President and CEO James A. Squires has been named chairman of the corporation’s board of directors, effective Oct. 1, 2015.

The appointment reflects Norfolk Southern’s robust succession process in support of sustainable growth, service dependability, financial success, and value creation for shareholders, said Steven F. Leer, NS’ lead independent director.

“Norfolk Southern and all of those who depend on NS benefit from a seasoned, thoughtful, and future-focused leader in Jim Squires,” Leer said. “Jim, his senior management team, and the entire NS workforce enjoy the board’s full confidence and support as we work together to make the most of the opportunities ahead.”

Charles W. “Wick” Moorman, executive chairman of the NS board of directors, said, “Jim goes forward with the people, resources, and creativity to take Norfolk Southern to the next level in service to our shareholders, customers, and communities. That mandate is clear, and I have the highest confidence that Jim and the entire Norfolk Southern team will succeed admirably.”

Squires, 54, joined Norfolk Southern in 1992 and served in numerous law, finance, and administration positions before being named president in 2013 and CEO in March 2015. His appointment as chairman follows the announcement that Moorman is stepping down as executive chairman of the board of directors, effective Oct. 1, 2015.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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